Huntington

NEWS

April 25, 2012

Contact:
Investors Todd Beekman Todd.Beekman@huntington.com	Media Maureen Brown Maureen.Brown@Huntington.com

(614) 480-3878	(614) 480-5512

HUNTINGTON BANCSHARES ANNOUNCED THE REDEMPTION OF $80 MILLION OF TRUST PREFERRED SECURITIES

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced it has submitted redemption notices to the trustee for each trust listed below, which will result in the redemption of all of the trust preferred securities identified below on the date specified. The trust preferred securities will be redeemed at the redemption price (as a percentage of the liquidation amount) plus accrued and unpaid distributions to the redemption date.

These redemptions are consistent with the capital plan the Company submitted to the Federal Reserve, will be funded from the Company’s existing cash and are expected to result in a modest gain.

CUSIP	Title and Issuer of Securities	Outstanding as of March 31, 2012	Coupon	Maturity Date	Redemption Price	Redemption Date

05539RAC3	BFOH Capital Trust I	$20,000,000	9.875%	10/15/2029	103.950%	5/24/2012

83081JAC0	Sky Financial Capital Trust I	$60,000,000	9.34%	5/1/2030	103.736%	5/24/2012

About Huntington

Huntington Bancshares Incorporated is a $56 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of over 660 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and over 1,300 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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